News Release

FOR IMMEDIATE RELEASE

September 5, 2013

Enerpulse, Inc. Completes Merger Transaction with L2 Medical Development Company

Albuquerque, N.M. – Enerpulse, Inc. (the “Company” or “Enerpulse”) announced today that it has completed a merger transaction with L2 Medical Development Company. The Company intends to change the name and symbol of L2 Medical Development Company within the next two weeks. Common stock of the combined company will continue to be quoted on the OTC Bulletin Board and the OTC Market Group Inc.'s OTCQB.

The Company designs, develops, and manufactures ignition products, incorporating its patented Precise Combustion Ignition (PCI) technology to improve combustion efficiency and stability in all spark ignited internal combustion engines (ICE). This includes those fueled by gasoline and/or gas fuels such as natural gas, compressed natural gas, liquefied natural gas and liquid petroleum gas. The Company’s targeted markets include commercial stationary engines, commercial vehicles and passenger vehicles in both OEM and service/aftermarket verticals.

Enerpulse CEO Joe Gonnella stated, "We are pleased to be in the public markets and look forward to enhancing the value of our company for all of our stockholders, both old and new.  All of us at Enerpulse intend to expand our company's business in multiple targeted markets. We believe our PCI technology, and related products, provide a unique value proposition to consumers, commercial operators and OEMs of spark ignited ICE’s. We do this by cost-effectively enabling reduced fuel consumption, lower exhaust emissions and improved combustion stability.”

Gonnella concluded, "We believe there is strong consumer and regulatory fundamentals that underlie a compelling and sustainable market demand for Enerpulse’s PCI technology."

The Company will release full details of the merger transaction no later than September 10, 2013.

2451 Alamo Avenue SE, Albuquerque, New Mexico 87106    www.enerpulse.com      888-800-6700

Cautionary Statement Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Information provided by Enerpulse, Inc., such as online or printed documents, publications or information available via its website may contain forward-looking statements that involve risks, uncertainties, assumptions, and other factors, which, if they do not materialize or prove correct, could cause its results to differ materially from historical results, or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," and similar words.  These statements may include, among others, plans, strategies, and objectives of management for future operations; any statements regarding proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing.  The information contained in this release is as of September 4, 2013.  Except as otherwise expressly referenced herein, Enerpulse assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

Source Enerpulse, Inc

2451 Alamo Avenue SE, Albuquerque, New Mexico 87106    www.enerpulse.com      888-800-6700